Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

         FOR IMMEDIATE RELEASE:

               Equity One Reports First Quarter 2011 Operating Results

North Miami Beach, FL, May 4, 2011 – Equity One, Inc. (NYSE:EQY), an owner, developer and operator of shopping centers, announced today its financial results for the three months ended March 31, 2011.

During the first quarter, the company:

•	Reported Funds From Operations (FFO) of $0.72 per diluted share, including a gain on bargain purchase of $0.46 per diluted share and $0.02 per diluted share of transaction costs
•	Reported core occupancy of 90.3%, unchanged from December 31, 2010
•	Reported an increase in same property net operating income of 0.3% as compared to first quarter 2010
•	Completed the acquisition of Capital & Counties USA, Inc. (Capital & Counties) through a joint venture with Capital Shopping Centers Group PLC
•	Acquired two properties in Long Beach, California comprising 212,756 square feet for $57.0 million

“We are pleased with our first quarter operating results as our operating fundamentals continue to stabilize,” said Jeff Olson, Chief Executive Officer of Equity One. “We continued to execute on our strategy of diversifying and upgrading the quality of our portfolio by completing the acquisition of Capital & Counties and Vons Circle Center and Circle Center West in Long Beach, California.”

Financial Highlights

In the first quarter 2011, the company generated FFO of $83.9 million, or $0.72 per diluted share, as compared to FFO for the same period in 2010 of $20.8 million, or $0.24 per diluted share.  The first quarter 2011 FFO results include a gain on bargain purchase of $0.46 per diluted share resulting from the Capital & Counties acquisition and $0.02 per diluted share in transaction costs primarily related to Capital & Counties. Excluding these items, FFO for the first quarter of 2011 would have been $0.28 per diluted share. The gain on bargain purchase in the Capital & Counties acquisition was determined based on the fair value of the net assets acquired less the fair value of the consideration paid. The first quarter 2010 FFO results include transaction costs of $2.1 million, or $0.02 per diluted share, related to the DIM Vastgoed, N.V. tender offer and other acquisition activity.

Net income attributable to Equity One was $58.5 million and earnings per diluted share was $0.51 for the quarter ended March 31, 2011 as compared to net income of $5.4 million, or $0.06 per diluted share, for first quarter 2010. This increase is primarily attributable to those factors affecting FFO as discussed above.

Operating Highlights

As of March 31, 2011, occupancy for the company’s consolidated core portfolio remained unchanged from December 31, 2010 at 90.3%. On a same property basis, occupancy was down 20 basis points to 90.1% compared to December 31, 2010 and down 20 basis points to 90.1% compared to March 31, 2010.

Same property net operating income increased 0.3% for the first quarter of 2011 compared to the first quarter of 2010.

During the first quarter of 2011, the company executed 52 new leases in its core portfolio totaling 159,622 square feet at an average rental rate of $10.65 per square foot, representing an 11.3% decrease from prior rents on a same-space, cash basis. Also during the first quarter, the company renewed 101 leases in its core portfolio for 353,163 square feet for an average rental rate decline of 1.8% to $14.70 per square foot on a cash basis.

Acquisition and Disposition Activity

On January 4, 2011, the company completed the acquisition of Capital & Counties through a joint venture with Capital Shopping Centres Group PLC. Capital Shopping Centres received 4.1 million shares of Equity One common stock and 11.4 million joint venture units, after accounting for working capital adjustments. Capital Shopping Centres may redeem its units in the joint venture for Equity One common stock on a one-for-one basis, or cash, solely at Equity One’s option.

In addition, during the first quarter, the company acquired two shopping centers in Long Beach, California, Vons Circle Center and Circle Center West, totaling 212,756 square feet for an aggregate purchase price of approximately $57.0 million. The centers are 96.8% leased and anchor tenants include Vons, Marshalls, Rite Aid and Ross. As part of this transaction, the company will also acquire Ralph’s Circle Center which is currently 96.5% leased.

Development and Redevelopment Activities

At March 31, 2011, the company had approximately $150.6 million of active development projects and approximately $33.0 million of redevelopment projects underway. The estimated remaining cost to complete these projects is approximately $139.7 million. On April 4, 2011, the company broke ground on The Gallery at Westbury Plaza, a 330,000 square foot retail center located on Old Country Road in the heart of Nassau County, New York.

Investing and Financing Activities

In connection with the acquisition of Capital & Counties, the company assumed consolidated mortgage debt of $172.0 million with a weighted average interest rate of 6.18%. In addition, the company assumed its proportionate share of mortgage indebtedness held by joint ventures of $49.8 million with a weighted average interest rate of 5.79%. These mortgages mature on various dates through March 2028.

In connection with the acquisition of Von’s Circle Center, the company assumed mortgage indebtedness with a principal balance of approximately $11.5 million with a fixed interest rate of 5.20% that matures on October 10, 2028.

During the quarter, the company borrowed $113.5 million under its unsecured revolving credit facility which was used to fund acquisitions and repay existing mortgages. The company repaid five mortgages totaling $31.0 million with a weighted average interest rate of 7.18% in addition to the repayment of the $84.3 million mortgage loan secured by Serramonte Center which occurred simultaneously with the closing of the Capital & Counties transaction.

Balance Sheet Highlights

At March 31, 2011, the company’s total market capitalization (including debt and equity) was $3.7 billion, comprising 118.2 million shares of common stock outstanding (on a fully diluted basis) valued at $2.2 billion and $1.5 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 39.9%.  In addition, the company had approximately $11.2 million of cash on hand at March 31, 2011 and $113.5 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

During the remainder of the year, the company will continue to focus on selling the majority of non-core assets acquired in the Capital & Counties portfolio and exploring capital recycling opportunities in an effort to dispose of assets in secondary markets. Excluding the first quarter gain on bargain purchase of $0.46 per diluted share and the $0.02 per share of transaction costs, Equity One is reaffirming its prior 2011 FFO guidance of $1.07 to $1.15 per diluted share.

Second Quarter 2011 Dividend Declared

On May 2, 2011, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending June 30, 2011, payable on June 30, 2011 to stockholders of record on June 15, 2011.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, May 5, 2011 at 2:00 p.m. Eastern Time to review the 2011 first quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing (866) 314-9013 (U.S./Canada) or (617) 213-8053 (international) using pass code 10914303. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 27520697 through May 12, 2011.

FOR ADDITIONAL INFORMATION

For a copy of the company’s first quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of March 31, 2011, Equity One owned or had interests in 201 properties, consisting of 177 shopping centers comprising approximately 20.8 million square feet, ten projects in development/redevelopment, nine non-retail properties, and five parcels of land.  Additionally, Equity One had joint venture interests in fourteen shopping centers, two retail properties, three office buildings and one apartment building totaling approximately 3.1 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties or portfolios for acquisition; the success of its efforts to lease up vacant space; the effects of natural, man-made, and other disasters; the ability of Equity One to successfully complete the acquisitions, and integrate the operations and systems of companies and properties it desires to acquire; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2011 (unaudited) and December 31, 2010
(in thousands, except per share data)

	March 31,	December 31,
	2011	2010
ASSETS
Properties:
Income producing	$3,132,144	$2,643,871
Less: accumulated depreciation	(303,793)	(288,613)
Income producing properties, net	2,828,351	2,355,258
Construction in progress and land held for development	76,911	74,870
Properties held for sale	36,354	-
Properties, net	2,941,616	2,430,128

Cash and cash equivalents	11,214	38,333
Accounts and other receivables, net	9,695	15,181
Investments in and advances to unconsolidated joint ventures	108,811	59,736
Goodwill	10,790	10,790
Other assets	184,330	127,696
TOTAL ASSETS	$3,266,456	$2,681,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$682,217	$533,660
Unsecured senior notes payable	691,136	691,136
Unsecured revolving credit facilities	113,500	-
	1,486,853	1,224,796
Unamortized discount on notes payable, net	(16,810)	(21,923)
Total notes payable	1,470,043	1,202,873

Other liabilities:
Accounts payable and accrued expenses	35,868	32,885
Tenant security deposits	9,919	8,907
Deferred tax liabilities, net	45,949	46,523
Other liabilities	121,085	96,971
Total liabilities	1,682,864	1,388,159

Redeemable noncontrolling interests	3,855	3,864

Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 150,000 shares authorized, 106,463 and 102,327 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	1,065	1,023
Common stock - Class A, $0.01 par value – 1 share authorized, issued and outstanding at March 31, 2011. No shares authorized, issued or outstanding at December 31, 2010.	-	-
Additional paid-in capital	1,466,960	1,391,762
Distributions in excess of earnings	(70,517)	(105,309)
Accumulated other comprehensive loss	(1,472)	(1,569)
Total stockholders’ equity of Equity One, Inc.	1,396,036	1,285,907

Noncontrolling interests	183,701	3,934
Total stockholders' equity	1,579,737	1,289,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,266,456	$2,681,864

EQUITY ONE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three months ended March 31, 2011 and 2010
(In thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2011	2010
REVENUE:
Minimum rent	$65,474	$53,811
Expense recoveries	18,390	14,849
Percentage rent	1,466	1,045
Management and leasing services	466	373
Total revenue	85,796	70,078
COSTS AND EXPENSES:
Property operating	24,541	19,803
Rental property depreciation and amortization	22,475	16,331
General and administrative	11,978	10,087
Total costs and expenses	58,994	46,221
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	26,802	23,857

OTHER INCOME AND EXPENSE:
Investment income	693	159
Equity in income (loss) in unconsolidated joint ventures	634	(40)
Other income	129	53
Interest expense	(21,286)	(19,908)
Amortization of deferred financing fees	(543)	(446)
Gain on bargain purchase	53,467	-
Gain on extinguishment of debt	42	-
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS:	59,938	3,675

Income tax benefit of taxable REIT subsidiaries	565	1,068
INCOME FROM CONTINUING OPERATIONS	60,503	4,743

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	366	52
INCOME FROM DISCONTINUED OPERATIONS	366	52

NET INCOME	60,869	4,795

Net (income) loss attributable to noncontrolling interest	(2,383)	637
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$58,486	$5,432

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.54	$0.06
Discontinued operations	-	-
	$0.54	$0.06
Number of Shares Used in Computing Basic Earnings per Share	106,254	87,714

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.51	$0.06
Discontinued operations	-	-
	$0.51	$0.06
Number of Shares Used in Computing Diluted Earnings per Share	117,258	88,166

EQUITY ONE, INC.
CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS
For the three months ended March 31, 2011 and 2010
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)

Net income attributable to Equity One, Inc.	$58,486	$5,432
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	22,382	15,046
Net adjustment for unvested shares and noncontrolling interest(1)	2,415	-
Pro rata share of real estate depreciation from unconsolidated joint ventures	582	309
Funds from operations	$83,865	$20,787

	Three Months Ended
	March 31,
	2011	2010

Earnings per diluted share attributable to Equity One, Inc.	$0.51	$0.06
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.19	0.17
Net adjustment for unvested shares and noncontrolling interest(1)	0.02	0.01
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-
Funds from operations per diluted share	$0.72	$0.24

(1)    Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest; and (b) an adjustment to compensate for the rounding of the individual calculations.